Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement, dated as of May 31, 2015 (this “Agreement”), is made and entered into between Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Service Recipient”), and Geoff Parker, an individual (the “Consultant”).

WHEREAS, the Consultant has been employed with the Service Recipient as its Executive Vice President and Chief Financial Officer (“CFO”);

WHEREAS, the Consultant and the Service Recipient have entered into the Separation and Release Agreement, dated as of May 31, 2015 (the “Separation Agreement”);

WHEREAS, the Service Recipient desires to retain the Consultant, and the Consultant has agreed to be retained by the Service Recipient, to provide the Services (as defined below), on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Consulting Period.  The term of this Agreement shall commence as of May 31, 2015 (the “Effective Date”) and shall end on the six-month anniversary thereof or such earlier termination as described in Section 8 below (the “Consulting Period”).

2.             Services.  During the Consulting Period, the Consultant shall provide consulting and advisory services to the Service Recipient and its affiliates as may be requested by the Service Recipient from time to time (the “Services”), including, at a minimum but not limited to, (i) the provision of assistance to the new CFO in transitioning into the role, (ii) the evaluation of, and provision of recommendations with respect to, the Service Recipient’s financing strategy, (iii) the evaluation of, and provision of recommendations with respect to, potential business development opportunities, and (iv) such other support and advice as may be requested by the CEO, the new CFO and the other members of executive management.  The Consultant shall perform the Services diligently and to the best of Consultant’s abilities.  Consultant will perform all Services in accordance with all applicable U.S. or foreign laws, rules, regulations, requirements, guidelines and industry standards, including those of the U.S. Food and Drug Administration and any other relevant U.S. or foreign regulatory or governmental authority, and the applicable standard operating procedures of the Company.

3.             Fee.  During the Consulting Period, as compensation for the Services, the Consultant shall be paid a monthly fee in the amount of $6,867 per month (the “Fee”), payable monthly in arrears.  The parties hereto acknowledge that the compensation paid hereunder has been determined through good faith and arms-length negotiation to be the fair market value of the Services rendered.

4.             Time Commitment. During the Consulting Period, the Consultant shall provide Services of no less than an average of 8 hours and no more than an average of 10 hours per week.

5.             Continuous Service.  For purpose of the Service Recipient’s 2010 Equity Incentive Plan (as amended from time to time, the “Equity Plan”), the Consultant shall be deemed to be in “Continuous Service” (as defined in the Equity Plan) through the end of the Consulting Period, after which time, the Consultant’s Continuous Service shall cease.

6.             Independent Contractor Relationship.  It is understood and agreed that the Consultant shall perform the Services as an independent contractor, and this Agreement is not intended by the parties to establish an employment relationship.   The Consultant shall not be entitled under this Agreement to any benefits provided by the Service Recipient to its employees, including workers’ compensation, health, medical, dental, vision or other welfare benefits, disability insurance, retirement plans, vacation or sick pay.  In addition, the Service Recipient may regularly report amounts paid to the Consultant to the Internal Revenue Service as required by law.  Because the Consultant is an independent contractor, the Service Recipient shall not make unemployment insurance or disability insurance contributions or obtain worker’s compensation insurance on behalf of the Consultant.

7.             Restrictive Covenants.  The Consultant agrees to comply with the terms of the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit A.  In addition, during the Consulting Period, the Consultant shall not engage in activities or services on behalf of any business that is competitive with the business or business plans of the Service Recipient (“Prohibited Activity”).

8.             Termination.  The Consulting Period shall terminate upon either party giving 90 days’ prior written notice of termination to the other party.  Notwithstanding anything to the contrary, the Company may terminate the Consulting Period immediately if the Consultant (i) engages in any Prohibited Activity or (ii) revokes the Separation Agreement pursuant to Section 10(k) thereof.

9.             Tax Matters.  The parties hereby acknowledge and agree that all earnings, payments or other compensation payable pursuant to this Agreement shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Consultant shall be solely responsible for paying taxes imposed on him with respect to any earnings, payments or compensation under this Agreement and shall defend, indemnify and hold the Service Recipient harmless against any claim or assessment by any taxing authority relating to such taxes.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of  Section 409A of the Code and the regulations and guidance promulgated thereunder, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant in any other calendar year, (ii) the reimbursements for expenses for which the Consultant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

10.          Miscellaneous.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, and the Consultant consents to the assignment by the Service Recipient of its rights and obligations under this Agreement to any of its affiliates or to a purchaser or assignee of all or substantially all of the assets of the Service Recipient or its business.  The Consultant may not assign any of his rights or delegate any of his duties hereunder.

(b)           This Agreement constitutes the entire agreement and understanding between the Service Provider and the Consultant with respect to the subject matter hereof, and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to such subject matter, other than the Separation Agreement and the Confidentiality Agreement.

(c)           This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

(d)           This Agreement shall be construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed within such State.

(e)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(f)            If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Ryan T. Sullivan
	Name:	Ryan T. Sullivan
	Title:	SVP and General Counsel

CONSULTANT

/s/ Geoff Parker
Geoff Parker